                                                                    Exhibit 10.7

                                                               PALM CONFIDENTIAL

                           SOFTWARE LICENSE AGREEMENT

        This Software License Agreement is entered into by and between Palm Computing, Inc. ("Palm"), a California corporation with a place of business at 5400 Bayfront Plaza, Santa Clara, CA 95052-8145, and OmniSky Corporation ("Licensee"), a Delaware corporation with a place of business at 299 California Avenue, Palo Alto, CA 94306. The effective date of this Agreement shall be the date last executed below ("Effective Date"), provided that this Agreement shall not be effective in the absence of any and all required governmental approvals.

                                    RECITALS

        A. Palm or its suppliers are the owners of software and other technology related to the Palm Computing platform and the Palm.net server technology (defined below as the "Elaine Software").

        B. Licensee is a wireless internet service provider.

        C. Licensee desires to obtain a license to certain Palm software and technology in order to develop and market wireless Internet access using handheld devices and to distribute certain Palm software to users of Palm handheld devices in connection with providing such Internet access. Palm is willing to grant Licensee such a license upon the terms and conditions set forth below.

                                    AGREEMENT

        NOW, THEREFORE, the parties agree as follows:

1       DEFINITIONS

        1.1 "Confidential Information" means that information of either party ("Disclosing Party") which is disclosed to the other party ("Receiving Party") pursuant to this Agreement, in written form and marked "Confidential," "Proprietary" or similar designation, or if disclosed orally, the Disclosing Party shall indicate that such information is confidential at the time of disclosure and send a written summary of such information to the Receiving Party within thirty (30) days of disclosure and mark such summary "Confidential," "Proprietary" or similar designation. Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, product plans, sales and marketing plans and business information. References to Palm as a Receiving Party or a Disclosing Party shall also include all of Palm's present and future subsidiary and parent companies, subject to the restrictions contained in this Agreement.

        1.2 "Documentation" means the Elaine Documentation and all other documentation for the Palm Software described in Exhibit A or otherwise delivered to Licensee hereunder.

        1.3 "Elaine Documentation" means the operator manual for the Elaine Software described in Exhibit A.

        1.4 "Elaine Software" shall mean the computer software programs specified in Exhibit A (Palm Software), including all Updates provided by Palm to Licensee pursuant to Section 6.2.

        1.5 "Licensee Client Software" means the client software developed by Licensee which supports the client functionality of web clipping.

        1.6 "Licensee Services" means providing access to information, transactions and e-services available or hosted on the Internet and corporate intranets, including but not limited to web clipping services.

        1.7 "Licensee Software" means any software developed, acquired, or licensed by Licensee, or for Licensee by a third party, which is used by Licensee in connection with the Elaine Software or the Licensee Services, other than Palm Software.

        1.8 "Palm OS" means the Palm client operating system software files and build tools described in Exhibit A (Palm Software), including (a) all Updates provided by Palm to Licensee pursuant to Section 6.1, (b) the Palm Device Applications, (c) the Palm Device Applications SDK, and (d) the Palm OS Software Development Kit.

        1.9 "Palm Device Applications" means the applications files described in Exhibit A.

        1.10 "Palm Device Applications SDK" means Palm's commercially available software development kit for applications for the Palm Computing platform as described in Exhibit A.


        1.11 "Palm OS Software Development Kit" means Palm's commercially available software development kit for the Palm OS as described in Exhibit A.

        1.12 "Palm [***]" means the [***] modules of the Palm OS described on Exhibit A hereto and all other [***] of the Palm Software delivered to Licensee pursuant to Section 3 and Section 6.6.

        1.13 "Palm Software" means the Elaine Software and the Palm OS.

        1.14 "Update" means (a) a bug fix, workaround, or patch to correct any reproducible error in the Palm Software, (b) a new release of the Elaine Software, (c) a new release of the Web Clipping Software, or (d) a general release of any of the Palm


[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Software in each case as generally released and made available by Palm to licensees of the Palm Software.

     1.15 "web clipping" means making Internet content available through use of software having functionality similar to the modules referred to as "web clipping source code files" on Exhibit A.

     1.16 "Web Clipping Software" means the web clipping application included as part of the Palm OS and any separate Web Clipping Application delivered to Licensee pursuant to Section 6.2.

2.   LICENSES

     2.1   Palm OS

           (a) Subject to the terms and conditions of this Agreement Palm hereby grants to Licensee a personal, irrevocable (except pursuant to Section 15.4), limited, non-exclusive, non-transferable (except as set forth in Section 16.9) [***], worldwide license to use, reproduce and distribute the Palm OS, [***] pursuant to the terms hereof, in object code form, solely for use with Palm products and, when technically feasible, third party products utilizing the Palm OS.

           (b) Subject to the terms and conditions of this Agreement, Palm hereby grants to Licensee a personal, irrevocable (except pursuant to Section 15.4), limited, non-exclusive, non-transferable (except as set forth in Section 16.9), [***] worldwide license to (i) [***], use and reproduce the [***] for the sole purpose of development of Licensee Client Software and (ii) compile the [***] into object code for distribution pursuant to Section 2.1(a).

           (c)   Except as otherwise expressly set forth in this Section 2.1 and
Section 2.6, no rights to modify, distribute or sublicense the Palm OS are granted.

     2.2 Elaine Software Documentation. Subject to the terms and conditions of this Agreement, Palm hereby grants to Licensee a personal, perpetual, irrevocable (except pursuant to Section 15.4), limited, non-exclusive, non-transferable (except as provided in Section 16.9), [***] worldwide license
(a) to use the Elaine Software, in object code form only, for the sole purpose of providing the Licensee Services, (b) to make sufficient copies of the Elaine Software, in object code only, as necessary for such use, and (c) to use the Documentation and reproduce the Documentation for Licensee's internal use.

     2.3   Compatibility.

           (a) Compatibility test criteria and procedures ("Test Criteria") for ensuring the interoperability of standard Palm tools and APIs with the Licensee Client


[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Software are attached as Exhibit B (Test Criteria) to this Agreement. Subject to
Section 2.3(c), prior to Licensee's distribution of any Licensee Client Software, Licensee shall submit such Licensee Client Software at its expense to any of Palm's approved independent compatibility testing labs ("Approved Testing Lab") for compatibility testing in accordance with the Test Criteria. If the Approved Testing Lab determines that the Licensee Client Software does not successfully meet the Test Criteria, then such testing lab will provide Licensee and Palm a detailed written statement of the reasons for such rejection ("Statement of Errors"). Upon receipt of the Statement of Errors, Licensee shall use reasonable efforts to modify the Licensee Client Software to conform to the Test Criteria. The parties acknowledge that the contents of the Test Criteria may need to be changed from time to time. Palm shall use its reasonable discretion in determining new Test Criteria for Palm tools and APIs and will apply such new Test Criteria to Licensee, Palm's internal customers and to Palm's other licensees of the Palm OS, if any.

               (b) Compatibility Certification Requirement. Subject to Section 2.3(c), Licensee agrees that it shall not release or distribute any version of the Licensee Client Software which has not received compatibility certification from an Approved Testing Lab in accordance with the Test Criteria. Each version of the Licensee Client Software developed by Licensee shall be required to pass the Test Criteria only once, regardless of Palm's subsequent modifications to the Test Criteria. However, in order to obtain compatibility certification for Licensee Client Software with new Test Criteria as described in Section 2.3(a), Licensee may submit any Licensee Client Software for compatibility testing against such new Test Criteria in accordance with Section 2.3(a). Licensee may indicate compatibility certification for Licensee Client Software only with respect to the version(s) of the Test Criteria which such Licensee Client Software has passed.

               (c) Beta Period. Notwithstanding the foregoing, during the Beta Period Licensee shall not be required to comply with the provisions of Section 2.3(a) or 2.3(b) and shall be entitled to release and distribute up to 5,000 copies of the Licensee Client Software during such period without obtaining compatibility certification. For the purposes of this Section 2.3, "Beta Period" means the period beginning as of the Effective Date and ending on the earlier of March 15, 2000 or the date on which Licensee makes its services and Licensee Client Software generally available in a non-beta format.

        2.4 Trademark License. Subject to Section 2.3 and the other terms and conditions of this Agreement, Palm hereby grants to Licensee a personal, limited, non-exclusive, non-transferable, [***] license to use, subject to the guidelines set forth in Palm's Trademark Policy Guidelines attached hereto as Exhibit C, the trademarks and stylistic marks as may be provided by Palm to Licensee (collectively, the "Palm Trademarks") in connection with the marketing and sale of Licensee Services. Licensee shall use such trademarks in conjunction with the distribution, promotion, and marketing of any Licensee Services as provided in Section 8.3, consistent with the guidelines set forth in Exhibit C. Palm shall have the right to receive free samples of all advertising and promotional materials and related Licensee documentation on which such trademarks are used to ensure that Palm's quality standards are maintained. The foregoing license shall be limited to use of the Palm Trademarks for the purposes of Section 8.3. Nothing in this


[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Agreement grants Licensee ownership or any rights in or to use the Palm Trademarks, except in accordance with this license. The rights granted to Licensee in this license will terminate upon any termination or expiration of this Agreement. Upon such termination or expiration, Licensee will no longer make any use of any Palm Trademarks. Palm will have the exclusive right to own, use, hold, apply for registration for, and register the Palm Trademarks during the term of, and after the expiration or termination of, this Agreement in any country worldwide; Licensee will neither take nor authorize any activity inconsistent with such exclusive right.

        2.5 Copies. Licensee shall not copy the Palm Software or the Documentation except as permitted by this Agreement. Licensee shall maintain accurate and up-to-date records of (a) the number and location of all copies of the Elaine Software and inform Palm in writing of such location(s), and (b) the number of copies of the Palm OS distributed by Licensee. All copies of the Palm Software and Documentation will be subject to all terms and conditions of this Agreement.

        2.6 No Right to Distribute, Sublicense or Use Contract Manufacturers. Except as otherwise permitted herein, Licensee shall have no right to, and shall not, distribute any copy or portion of the Palm Software or the Documentation, or sublicense any of its rights under this Agreement, to OEMs, consultants, contractors, or any other third parties. Except as otherwise permitted herein, Licensee shall have no right to, and shall not, use third parties to manufacture, develop, test or support the Palm Software without Palm's prior written approval, which shall not be unreasonably withheld. Notwithstanding the foregoing, Licensee shall be entitled to cause [***] to reproduce, modify, develop, test and support the Palm Software for the benefit of OmniSky in accordance with the terms hereof and subject to all restrictions contained herein which are applicable to Licensee and the Palm Software, provided that [***] first enters into an agreement with Palm for the protection of Palm's rights in the Palm Software. If [***] for any reason ceases to perform such services for Licensee or Licensee or any of its approved sublicensees desires to retain a different or additional party to perform such services, then Licensee may propose to Palm one or more alternative contractors to perform such services on behalf of Licensee and Palm will not unreasonably withhold approval of any such substitute contractor, provided that such contractor first enters into an agreement with Palm for the reasonable protection of Palm's rights in the Palm Software.

        2.7 No Reverse Engineering. Except as provided in Section 2.1, Licensee shall not reverse engineer, reverse compile or disassemble the Palm Software, or otherwise attempt to derive the source code to the Palm Software.

        2.8 Inspection Rights. Palm shall have the right, upon reasonable advance notice, to inspect Licensee's books, records and facilities with respect to the reproduction of the Palm Software and the Documentation hereunder and the provision of the Licensee Services in order to verify that such activities are within the scope of this Agreement, that there are appropriate security procedures to protect Palm's Confidential Information, and that Licensee is in compliance with its other obligations under this Agreement.

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

        2.9 No Other Licenses. Except as specifically set forth in this Agreement, no other licenses are granted by Palm to Licensee.

3       DELIVERY

        Palm will deliver to Licensee, as soon as practicable, (a) a complete and current set of the Elaine Software and the object code of the Palm OS, and
(b) the Palm [***] listed on Exhibit A hereto; provided, however, that in no event will Palm be required to deliver any such items to Licensee before Licensee has obtained any and all necessary governmental approvals for this Agreement. If Licensee desires to obtain access to Palm OS [***] which is not described in Exhibit A, then Licensee shall notify Palm and the parties shall discuss in good faith whether Licensee requires such access to perform the Licensee Services or to modify the Palm OS to integrate web clipping functionality in or with Licensee Client Software. If the parties determine that Licensee requires such access, Palm will provide the relevant source code to Licensee. Palm will not unreasonably deny Licensee such access and any additional source code provided hereunder shall be deemed "Palm Source Code" for all purposes hereunder.

4       ROYALTIES, FEES AND REPORTS

        4.1 Maintenance and Support Fees. Licensee shall pay to Palm fees as specified in Exhibit D (Maintenance and Support Fees) for maintenance, support, and Updates made available by Palm to Licensee pursuant to Sections 6.1 and 7. Such fees shall be due and payable by Licensee to Palm in advance for each quarter during the term of this Agreement, regardless of whether Licensee collects payments for the Licensee Client Software or related maintenance and support from Licensee's customers.

        4.2 [***]

               (a) Licensee acknowledges that Palm has informed Licensee that the Palm Software [***] Licensee further acknowledges that the [***] is subject to [***] imposed by the United States and other governments, and that [***] The parties agree that [***] Such [***] shall be due and payable to Palm regardless of whether Licensee derives any revenue from [***]

               (b) The provisions of Section 4.2(a) shall cease to apply to copies of the Licensee Client Software and/or the Elaine Software if Licensee enters into an agreement with [***] for the payment of royalties for the Licensee Client Software and/or the Elaine Software, respectively. Upon entering into any such

[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

agreement, Licensee shall provide to Palm reasonable proof of the existence of such agreement and the licenses granted by Palm to Licensee in this Agreement with respect to the [***] shall be of no further force or effect.

        4.3 Reports. Licensee shall keep adequate records to verify all reports and payments to be made to Palm pursuant to this Agreement for a period of five
(5) years following the date of such reports and payments. Palm shall have the right to select an independent certified public accountant mutually agreeable to the parties to inspect no more frequently than semiannually the records of Licensee on reasonable notice and during regular business hours to verify the reports and payments required hereunder. If such inspection should disclose any underreporting, Licensee shall pay Palm such amount within thirty (30) days of the conclusion of such inspection. The entire cost of such inspection shall be borne by Palm; provided, however, that if Licensee is determined by such inspection to have underpaid royalties by five percent (5%) or more, then the cost of such audit shall be borne by Licensee.

5       PAYMENT TERMS

        5.1 Payment. Payment of the amounts set forth in Section 4.2 shall accrue upon the making of any copy of the relevant software. Payments shall be payable in United States Dollars within thirty (30) days after the end of each calendar quarter for all payments which accrue during such quarter. Each payment shall be accompanied by a statement of all copies of the Licensee Client Software containing Web-Clipping Software, and the Elaine Software made during the relevant period signed by an authorized representative of Licensee. Payments and statements shall be sent to Palm or its designee at the address set forth at the beginning of this Agreement or such other address as Palm may designate in writing.

        5.2 Taxes.

               (a) In addition to any other payments due under this Agreement, Licensee agrees to pay, indemnify, and hold Palm harmless from any sales, use, excise, import or export, value added or similar tax or duty, any other tax not based on Palm's net income, and any governmental permit and license fees, customs fees and similar fees levied upon delivery of the deliverables and/or services hereunder which Palm may incur in respect of this Agreement.

               (b) If applicable law requires Licensee to withhold any income taxes levied on payments to be made pursuant to this Agreement ("Withholding Tax"), Licensee shall be entitled to deduct such Withholding Tax from the payments due to Palm hereunder. Licensee shall promptly effect payment of the Withholding Tax to the appropriate tax authorities and shall transmit to Palm within ten (10) business days of such payment official tax receipts or other evidence issued by the appropriate tax authorities sufficient to enable Palm to support a claim for income tax credits in the United States. Licensee further agrees to assist Palm, upon request, if Palm contests, by appropriate legal or administrative proceedings, the validity or amount of the


[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Withholding Tax. In the event Palm does not receive official tax receipts or such other evidence within thirty (30) days of payment, Palm shall have the right to invoice Licensee for such Withholding Tax.

6       UPDATE RESPONSIBILITIES

        6.1 Updates and Additions to Palm OS. Provided that Licensee has paid Palm the maintenance and support fees due under Section 4.1, during the term of this Agreement Palm shall deliver to Licensee: (a) all Updates to the Palm OS as soon as reasonably possible after completion of such Updates, but not later than thirty (30) business days after Palm's general releases thereof, and (b) all updates to the Documentation (other than Elaine Documentation) as soon as reasonably possible after completion of such updates. Upon delivery of such Updates to Licensee, the licenses granted to Licensee pursuant to Section 2 above shall be deemed to include such Updates. Notwithstanding the foregoing but subject to Section 6.2, Palm's obligation to provide Updates of the Palm OS to Licensee shall terminate upon delivery to Licensee of the Web Clipping Application and the last Palm OS Update required for use with the Web Clipping Application.

        6.2 Updates and Additions to Web Clipping Software. Provided that Licensee has paid Palm the maintenance and support fees due under Section 4.1, during the term of this Agreement Palm shall deliver to Licensee any Web Clipping Application and any Updates thereto as soon as reasonably possible after completion, but not later than thirty (30) business days after Palm's general releases thereof or Palm's release thereof to any other licensee. Upon delivery of such Updates to Licensee, the licenses granted to Licensee pursuant to Section 2 above shall be deemed to include such Updates. Any Web Clipping Application delivered to Licensee hereunder shall be deemed part of the Palm OS under this Agreement, and upon any such delivery the licenses granted to Licensee pursuant to Section 2.1 above shall be deemed to include such Web Clipping Application. For the purposes of this Agreement, "Web Clipping Application" means a web clipping software application developed by Palm during the term hereof that (i) is not embedded in the Palm OS, (ii) is not developed on a custom or exclusive basis for any third party, and (iii) contains functionality similar to the functionality of the Web Clipping Software included in the Palm OS as of the Effective Date.

        6.3 Updates and Additions to Elaine Software. During the term of this Agreement, Palm shall deliver to Licensee (a) all Updates to the Elaine Software as soon as reasonably possible after completion of such Updates, but not later than thirty (30) business days after Palm's release thereof to any other licensee of the Elaine Software, provided that Palm shall not be required to provide to Licensee any Update to the Elaine Software prepared for any such licensee on a custom basis, and (b) all updates to the Elaine Documentation as soon as reasonably possible after completion of such updates. Upon delivery of such Updates to Licensee, the licenses granted to Licensee pursuant to Section 2 above shall be deemed to include such Updates.

        6.4 Enhancements and Additional Components. Licensee acknowledges that during the term of this Agreement, in addition to delivering to Licensee the Web Clipping Application and the Updates referred to above, Palm expects to release enhancements and additional components for the Palm Software for which Palm may elect to require that licensees pay separate consideration and enter into separate agreements or amendments in order to have any rights to such modules or components. Notwithstanding the foregoing, nothing herein shall obligate Palm to make such enhancements or additional components available to Licensee.

        6.5 Elaine Software Enhancement Requests. In the event that Licensee requests in writing that Palm add new features or functionality to the Elaine Software or the Palm OS requiring enhancements to the Elaine Software or Palm OS, Palm will consider such request in good faith and will respond to Licensee in writing within thirty (30) days of its receipt of such request (or within such longer time period as may be reasonably agreed by the parties) with whether Palm intends to implement such request and, if so, with a proposed schedule for implementation and the cost to be charged to Licensee, which shall be the standard rate charged by Palm for such services. In the event the parties agree on the terms for the development of such enhancements ("Approved Enhancements"), Palm will use its reasonable commercial efforts to implement such enhancements within the proposed schedule, whereupon such Approved Enhancements will be deemed additional Elaine Software or Palm OS, as applicable, for all purposes of this Agreement. Upon delivery to Licensee, the licenses granted to Licensee pursuant to Section 2 above shall be deemed to include such Approved Enhancements. Licensee shall execute all assignments and other documents as may be requested by Palm to evidence and perfect Palm's ownership of the Approved Enhancements and the intellectual property rights therein.

        6.6 Future Palm Source Code. Simultaneously with its delivery of any Updates of the Palm OS to Licensee (including any Web Clipping Software or Updates thereto pursuant to Section 6.2), Palm will deliver to Licensee the [***] for such Update that corresponds to the equivalent functionality of the [***] previously provided to Licensee hereunder, which shall be deemed part of the [***] for all purposes hereunder. Simultaneously with its delivery of any Web Clipping Application or Updates thereto to Licensee pursuant to Section 6.2, Palm will deliver to Licensee the [***] for the Web Clipping Application or the Update, as appropriate, which shall be deemed part of the [***] for all purposes hereunder.

7       SUPPORT

        Palm shall provide Licensee with the following maintenance and support during the term of this Agreement in accordance with the Palm Support terms set forth in Exhibit E (Palm Support Services):

        7.1 Development Support. Palm will provide Licensee with a reasonable level of support by telephone, e-mail, fax or, if requested by Licensee, in person at Palm's


[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

Santa Clara, California site, during Palm's normal business hours (8:00 a.m. - 5:00 p.m. California time, excluding holidays) in connection with Licensee's use and permitted distribution and modification of the Palm Software, including the use of reasonable commercial efforts: (i) to answer Licensee's questions regarding the proper utilization and optimization of the Palm Software; and (ii) to provide solutions, workarounds and/or patches to correct any reproducible error in the Palm Software. Licensee shall designate two qualified individuals to act as primary technical liaisons for communications with Palm's technical support staff. Palm shall designate two qualified individuals to act as primary and secondary technical liaisons for communications with Licensee's technical support staff.

        7.2 Customer Support Training. During the term of this Agreement, Palm shall, at its expense, provide Licensee with one (1) course per version of the Palm Software of basic and advanced training as it relates to customer support for up to six (6) Licensee employees or outsourced customer care representatives engaged in the technical support of the Palm Software and/or the Licensee Client Software. Palm shall further provide to Licensee, at Palm's expense, similar training for modifications or other revisions to the Palm Software, as it relates to customer support. Training will be conducted at Palm's facilities in Santa Clara, California or another mutually agreeable facility. Each training course shall commence on a mutually agreed upon date. Such training shall cover in detail, the installation, configuration, operation, trouble-shooting, adjustment, test and maintenance of the Palm Software, as it relates to customer support. Palm shall provide copies of the student training guides, and all other necessary materials to each trainee and to Licensee. All other training requested by Licensee and provided by Palm shall be billed at Palm's standard rates.

        7.3 Customer Support. Licensee shall be solely responsible for First Level Support and Second Level Support of the Palm Software. The parties agree to work together to develop and facilitate the call handling processes to provide seamless customer support and technical service to resellers and end users of the Palm Software. In addition, Palm will provide Licensee with Third Level Support for the Palm Software during the term of this Agreement. The definitions of First, Second and Third Level Support shall be as set forth in
Section 7.4 below. During the term of this Agreement, Palm shall permit Licensee to create hyperlinks to the Palm Web site and to display certain Palm end user materials on Licensee's Web site for customer support purposes, subject to Palm's prior approval of each proposed use. During the term of this Agreement, Licensee shall permit Palm to create hyperlinks to the Licensee Web site and to display certain Licensee end user materials on Palm's Web site for customer support purposes, subject to Licensee's prior approval of each proposed use.

        7.4 Technical Support.

               (a) Technical Support Levels. For the purposes of Section 7.3 above, "Level" means a certain class of service provided for the Palm Software. Definitions are as follows:

                      (i) "First Level Support" means first call support on all customer calls: technical support staff answers technical inquiries regarding Palm Software, performs configuration support, if applicable, and provides broad troubleshooting expertise.

                      (ii) "Second Level Support" means specialist level technical support: technical support/escalation staff performs problem isolation and replication, and implements a solution for a problem that is not the result of a Palm Software program error. In the case of a Palm Software program error, the technical staff is able to identify the source of the error, create a reproducible test case, and document the details of the error for escalation to Palm.

                      (iii) "Third Level Support" means backup technical support to two representatives of Licensee's Second Level Support team (the "Authorized Callers"). Palm will identify to Licensee its technical support personnel for the Palm Software (the "Designated Support Personnel"). The Authorized Callers and Designated Support Personnel will be the primary contacts between Palm's and Licensee's technical support and/or escalation centers. Licensee will provide a list of Authorized Callers including names, addresses, phone numbers, and Internet e-mail address. Palm will provide a similar list of Designated Support Personnel. These lists will be reviewed quarterly and updated as required.

               (b) Support Timing. Palm shall make Third Level Support available via telephone, FAX or E-Mail solely to Licensee's Authorized Callers during Palm's normal business hours (8:00 a.m. - 5:00 p.m. California time, excluding holidays). Palm shall use reasonable commercial efforts to answer support questions within the timeframes specified in Exhibit E (Palm Support Services). So long as Palm is using reasonable commercial efforts to answer such questions, Palm's inability to resolve or answer any such question shall not be deemed a material breach of the Agreement.

               (c) Direct Customer Support. Palm will not be obligated to provide direct support of any kind to Licensee's customers or end users pursuant to this Agreement. Licensee will provide sufficient information and/or training regarding the Licensee Client Software to Palm's Designated Support Personnel to enable Palm to properly assist Licensee in resolving problems.

        7.5 Additional Support. Except as provided in Sections 6 and 7, (i) Palm shall not be obligated to provide any maintenance, support or other services with respect to the Palm Software; and (ii) any other maintenance, support or other services which may be provided by Palm with respect to the Palm Software shall only be provided to Licensee upon mutually agreeable terms, including such fees as may be mutually agreeable.

8.      MARKETING AND PUBLICITY

        8.1 Marketing. The parties agree to work together to identify areas where joint marketing efforts would benefit both parties, and upon mutual agreement shall implement such efforts.

        8.2 Publicity. Neither party shall disclose the terms of this Agreement to any third party, other than its financial or legal advisors, or make any announcements regarding the nature of the relationship between the parties without the prior approval of the other party, except that a party may disclose the terms of this Agreement where required by law, provided that such party uses reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment. The parties intend to issue a mutually agreeable press release regarding the subject matter of this Agreement promptly following its execution.

        8.3 Branding. In accordance with Section 2.4, at Palm's request Licensee will use the Palm Trademarks as contained in the phrase "powered by Palm" or "containing Palm web clipping technology," or as contained in a similar trademark or phrase designated by Palm and required by Palm to be used by other similarly situated Palm licensees, on all documentation for the Licensee Services and all advertising, promotional and other collateral printed materials for the Licensee Services. Licensee shall cease all use of the Palm Trademarks within a reasonable period after Palm's written request.

9       PROPRIETARY RIGHTS

        9.1 Title. Licensee acknowledges that the Palm Software and the Documentation are the valuable trade secrets of Palm. Palm shall be the sole and exclusive owner of the Palm Software and the Documentation. Subject always to Palm's ownership of the Palm Software, as between Licensee and Palm, Licensee shall be the sole and exclusive owner of the Licensee Software.

        9.2 Proprietary Rights Notices. Licensee agrees that it will not remove, alter or otherwise obscure any proprietary rights notices appearing in the Palm Software or the Documentation, and will reproduce such notices on all copies of the Palm Software and the Documentation made by Licensee.

        9.3 U.S. Government Restricted Rights Legend. All Palm technical data and computer software is commercial in nature and developed solely at private expense. Software is delivered as Commercial Computer Software as defined in DFARS 252.227-7014 (June 1995) or as a commercial item as defined in FAR 2.101(a) and as such is provided with only such rights as are provided in Palm's standard commercial license for such software. Technical data is provided with limited rights only as provided in DFARS 252.227-7015 (Nov. 1995) or FAR 52.227-14 (June 1987), whichever is applicable. Licensee agrees not to remove or deface any portion of any legend on any software or documentation delivered to it under this Agreement.

        9.4 End User Licensing. Licensee will distribute the Palm OS subject to the terms set forth in Exhibit F.

        9.5 Licensee Modifications. Notwithstanding the provisions of Section
9.1 or any other provision herein to the contrary, Licensee shall be the sole and exclusive owner of all modifications of the Palm Source Code made by or on behalf of Licensee hereunder (collectively, "Modifications"). Licensee agrees to provide Palm, upon Palm's request, copies of all Modifications. Licensee hereby grants to Palm a worldwide, nonexclusive, fully paid, royalty free, irrevocable (except pursuant to Section 15.4) license to use, reproduce, modify, display and distribute the Modifications in source code and/or executable form, including the right to sublicense such rights through single or multiple tiers of distribution. When providing Modifications to Palm, Licensee shall identify to Palm in writing all third party software or other intellectual property in such Modifications which Licensee has licensed and for which Palm needs to seek its own license ("Third Party Software"), including a description of the Third Party Software, the licensor and the price paid by Licensee to obtain such license. Licensee shall not be required to disclose the price to Palm if Licensee is restricted from doing so in its license with such licensor. Subject to receiving such written identification at such time, Palm acknowledges and agrees that its ability to use such Modifications may be subject to acquiring licenses for such Third Party Software from third parties, that it shall be solely responsible for obtaining all such licenses, and that Licensee shall not be obligated to provide or procure such licenses. Except with respect to the Third Party Software which Licensee has identified pursuant to this Section 9.5, the foregoing sentence is not intended to limit Licensee's obligations pursuant to Section 11.3.

10      WARRANTY

        10.1 Palm Warranty. Palm warrants that for a period of ninety (90) days after receipt by Licensee of the Palm Software (the "Warranty Period") the media on which Palm delivers the Palm Software to Licensee shall be free of defects in material and workmanship. As Licensee's sole and exclusive remedy for any breach of such warranty, Palm shall replace any such defective media promptly following receipt of written notice from Licensee of such defects during the Warranty Period. EXCEPT FOR THE LIMITED WARRANTIES SET FORTH IN THIS SECTION 10, PALM MAKES NO WARRANTIES, TERMS OR CONDITIONS, EXPRESS, IMPLIED OR STATUTORY, AS TO THE PALM SOFTWARE, WHICH IS PROVIDED "AS IS", OR THE DOCUMENTATION. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND SATISFACTORY QUALITY WITH RESPECT TO THE PALM SOFTWARE ARE EXPRESSLY EXCLUDED.

        10.2 Year 2000 Warranty.

               (a) Palm warrants to Licensee that the Palm Software will continue performing properly with regard to date-data on and after January 1, 2000, provided that all other products used by Licensee in connection or combination with the Palm Software accurately exchange date-data with the Palm Software. Palm makes no certification regarding the performance of any other Palm products with regard to date-data.

               (b) If it appears that any Palm Software does not perform properly with regard to date-data on and after January 1, 2000, and Licensee notifies Palm thereof before April 1, 2000, Palm shall, at its option and expense and as Licensee's sole and exclusive remedy for breach of the warranty made in subsection (a) above, provide Licensee with a software Update which would effect the proper performance of the Palm Software or deliver to Licensee equivalent software to replace the Palm Software. Any such software Update or equivalent software will be warranted pursuant to subsection (a) above for ninety (90) days or until April 1, 2000, whichever is later.

11      INDEMNIFICATION

        11.1 By Palm. Palm shall, at its own expense, defend and indemnify Licensee for damages and reasonable costs incurred in any suit, claim or proceeding brought against Licensee alleging that the Palm Software, Documentation, or Palm Trademarks licensed pursuant to this Agreement infringe any patents, copyrights, trademarks, trade secrets, proprietary information or other third party intellectual property rights in any of the following countries: United States, Japan, or any member country of the European Union, provided that Palm is promptly notified, rendered reasonable assistance by Licensee as required, and permitted to direct the defense or settlement negotiations. Palm shall have no liability for any infringement arising from:
(a) the integration or combination of the Palm Software, Documentation or Palm Trademarks together with other software, materials or products not integrated or combined by Palm, if the infringement would have been avoided in the absence of such integration or combination; (b) the use of other than a current unaltered release of the software available from Palm, if the infringement would have been avoided by the use of the then-current release, and if Palm has provided such current release to Licensee; or (c) modifications to the Palm Software or Documentation requested by Licensee or made by anyone other than Palm or at Palm's direction.

        11.2 Remedies. Should the use of any Palm Software, the Documentation or Palm Trademarks be enjoined, or in the event Palm reasonably believes that any Palm Software, Documentation, or Palm Trademarks may be subject to an infringement claim, Palm may, at its option, either: (i) substitute substantially functionally equivalent non-infringing Palm Software or Documentation, as the case may be; (ii) modify the infringing item so that it no longer infringes but remains substantially functionally equivalent; (iii) obtain for Licensee, at Palm's expense, the right to continue use of such item; or (iv) if none of the foregoing is feasible, Palm may terminate this Agreement, in whole or in part. Notwithstanding the foregoing, Licensee acknowledges that Palm may undertake to obtain licenses from third parties relating to the Palm Software, and in such event the royalty obligation for the Licensee Products arising from such licenses shall be passed through to, and paid at the direction of Palm by, Licensee; provided, however, that the per-unit royalty obligation payable by Licensee shall not exceed the per-unit or percentage royalty obligation (whichever is less) payable by Palm for products similar to the Licensee Products, and shall not in any event exceed [***]. SECTIONS 11.1 AND 11.2 STATE LICENSEE'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND ALL WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.

        11.3 By Licensee. Licensee shall, at its own expense, defend and indemnify Palm for damages and reasonable costs incurred in any suit, claim or proceeding brought against Palm, its subsidiaries or 3Com Corporation alleging that any Modification infringes any patents, copyrights or trademarks trademarks, trade secrets, proprietary information or other third party intellectual property rights in any of the following countries: United States, Japan, or any member country of the European Union, provided that Licensee is promptly notified, rendered reasonable assistance by Palm as required, and permitted to direct the defense or settlement negotiations. Licensee shall have no liability for any infringement arising from (a) the integration or combination of the Modifications together with other any software, materials or products if the infringement would have been avoided in the absence of such integration or combination; or (b) the use of other than the most current unaltered version of any Modification provided to Palm, if the infringement would have been avoided by the use of the then-current version; or (c) modifications to any Modification made by any third party other than Licensee or at Licensee's direction.

        11.4 Remedies. Should the use of any Modifications be enjoined, or in the event Licensee reasonably believes that any Modifications may be subject to an infringement claim, Licensee may, at its option, either: (i) substitute substantially functionally equivalent non-infringing Modifications; (ii) modify the infringing Modification so that it no longer infringes but remains substantially functionally equivalent; (iii) obtain for Palm, at Licensee's expense, the right to continue use of such item; or (iv) if none of the foregoing is feasible, Licensee may terminate the license granted in Section
9.5. SECTIONS 11.3 AND 11.4 STATE PALM'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND, AND ALL WARRANTIES OF NON-INFRINGEMENT, EXPRESS OR IMPLIED, ARE SPECIFICALLY DISCLAIMED AND EXCLUDED.

        11.5 Other Indemnity by Licensee. Except for any matter for which Palm is liable pursuant to Section 11.1 or 11.2, Licensee shall indemnify and defend Palm against all claims, suits, losses, expenses and liabilities (including Palm's reasonable attorneys' fees) for bodily injury, personal injury, death and tangible property damage made against Palm or its subsidiaries as a result of the use by Licensee of the Palm Software or the negligence, intentional wrongful acts or omissions, or misrepresentations of Licensee or any person for whose actions Licensee is legally liable. Licensee shall be solely responsible for any claims, warranties or representations made by Licensee or its employees or agents which differ from the warranty provided by Palm hereunder.


[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

12      CONFIDENTIALITY

        12.1 Confidential Information. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. Except as permitted in Section 2.6, the Receiving Party (as defined in Section 1.1 (Confidential Information)) shall, at all times, both during the term of this Agreement and thereafter for a period of five (5) years keep in confidence and trust all of the Disclosing Party's (as defined in Section 1.1 (Confidential Information)) Confidential Information received by it (except for any source code, which shall be kept in confidence and trust in perpetuity except as provided in Section 2.6). The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement. The Receiving Party shall take reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, contractors, and consultants who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements which protect the Confidential Information of the Disclosing Party sufficient to enable the Receiving Party to comply with this Section 12.1 (Confidential Information). The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

        12.2 Exceptions to Confidential Information. The obligations set forth in Section 12.1 (Confidential Information) shall not apply to the extent that Confidential Information includes information which is: (a) now or hereafter, through no unauthorized act or failure to act on the Receiving Party's part, in the public domain; (b) known to the Receiving Party without an obligation of confidentiality at the time the Receiving Party receives the same from the Disclosing Party, as evidenced by written records: (c) hereafter furnished to the Receiving Party by a third party as a matter of right and without restriction on disclosure; (d) furnished to others by the Disclosing Party without use of the Disclosing Party's Confidential Information. Nothing in this Agreement shall prevent the Receiving Party from disclosing Confidential Information to the extent the Receiving Party is legally compelled to do so by any governmental investigative or judicial agency pursuant to proceedings over which such agency has jurisdiction; provided, however, that prior to any such disclosure, the Receiving Party shall: (i) assert the confidential nature of the Confidential Information to the agency; (ii) immediately notify the Disclosing Party in writing of the agency's order or request to disclose: and (iii) cooperate fully with the Disclosing Party in protecting against any such disclosure and/or obtaining a protective order narrowing the scope of the compelled disclosure and protecting its confidentiality.

        12.3 Other Palm Software Source Code Restrictions Licensee shall inform its employees having access to Palm Software source code of Licensee's limitations, duties and obligations regarding nondisclosure and copying of such source code and shall obtain or have obtained their written agreement to comply with such limitations, duties and obligations. Licensee shall maintain records of its employees having access to such source code, and upon reasonable notice Palm may audit such records.

13      LIMITATION OF LIABILITY

        13.1 EXCEPT FOR LICENSEE'S EXCEEDING THE SCOPE OF THE LICENSES IN
SECTION 2 (LICENSES) OR ANY LIABILITY OF EITHER PARTY ARISING UNDER SECTION 12 (CONFIDENTIALITY), NEITHER PARTY SHALL HAVE ANY LIABILITY FOR INCIDENTIAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR LIABILITIES OF ANY KIND OR FOR LOSS OF REVENUE, LOSS OF BUSINESS, OR OTHER FINANCIAL LOSS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

        13.2 EXCEPT FOR LIABILITY ARISING UNDER SECTION 11.1 AND 12.1, AND ANY LIABILITY FOR EXCEEDING THE SCOPE OF THE LICENSE IN SECTION 9.5, PALM'S TOTAL LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE LIMITED TO THE AGGREGATE AMOUNTS PAID BY LICENSEE TO PALM HEREUNDER.

14      COMPLIANCE WITH LAW

        14.1 Laws Generally. Licensee agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement.

        14.2 Export Regulations. Neither party shall export, directly or indirectly, any technical data or software acquired under this Agreement or the direct product of any such technical data or software to any country for which the United States Government or any agency thereof, at the time of export, requires an export license or other government approval, without first obtaining such license or approval. With respect to any export transactions under this Agreement, both parties will cooperate in any reasonable manner to effect compliance with all applicable export regulations.

15      TERM AND TERMINATION

        15.1 Term. This Agreement shall be effective from the Effective Date for a period of five (5) years, unless earlier terminated in accordance with its terms. Thereafter, this Agreement will automatically renew on its anniversary dates for successive one (1) year terms unless either party provides written notice to the other at least six
(6) months prior to any such anniversary.

        15.2 Termination Due to Bankruptcy, etc. In the event a party: (i) becomes insolvent: (ii) voluntarily files or has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within thirty (30) days after filing; (iii) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party; or (iv) such party makes a general assignment for the benefit of creditors, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective ten (10) days after mailing.

        15.3 Right to Terminate. Either party shall have the right to terminate this Agreement if the other party is in material breach of any term or condition of this Agreement and fails to remedy such breach within thirty (30) days after receipt of written notice of such breach given by the non-breaching party; provided, however, that a breach of the obligations set forth in Section 12 (Confidentiality) shall be grounds for immediate termination of this Agreement by the non-breaching party.

        15.4 Effect of Termination. Upon the termination or expiration of this
Agreement: (i) the licenses and other provisions of this Agreement shall be terminated, provided that neither the licenses granted in Section 2.2(a) or 2.2(c) nor the license granted in Section 9.5 shall terminate upon any expiration or termination of this Agreement unless such termination results from
(A) a breach of the license granted in Section 2.2 or 9.5, respectively, or (B) a breach of Section 12 which breach directly relates to the Elaine Software or a Modification, respectively, or (C) termination pursuant to Sections 11.2 or 11.4, respectively or pursuant to Section 15.2 or Section 15.3; (ii) Licensee's obligation to pay all sums due hereunder shall be accelerated and all such sums shall be due and payable within forty-five (45) days of the end of the calendar quarter in which the date of termination or expiration occurred; and (iii) the Receiving Party shall, within fifteen (15) days of receipt of a written request by the Disclosing Party to do so, return to the Disclosing Party or destroy all full or partial copies, in whatever media, of any and all confidential materials in the Receiving Party's possession which had been furnished to the Receiving Party by the Disclosing Party pursuant to this Agreement, and the Receiving Party shall warrant in writing to the Disclosing Party within thirty (30) days after termination or expiration that all such materials have been returned to the Disclosing Party or destroyed. Notwithstanding the foregoing, Licensee's right to reproduce the Elaine Software pursuant to Section 2.2(b) shall terminate upon any termination or expiration of this Agreement.

        15.5 Survival. Neither the termination or expiration of this Agreement shall relieve either party from its obligations to pay the other any sums accrued hereunder. The parties agree that their respective rights, obligations and duties under Sections 4 (Royalties and Fees), 5 (Taxes), 8.2 (Publicity),
8.3 (Branding), 9 (Proprietary Rights), 10 (Warranty), 11 (Indemnification), 12 (Confidentiality), 13 (Limitation of Liability), 14

(Compliance with Law), 15 (Term and Termination) and 16 (Miscellaneous), as well as any rights, obligations and duties which by their nature extend beyond the termination or expiration of this Agreement shall survive any termination or expiration. In addition, all licenses of Palm Software granted by Licensee hereunder to end users shall survive any termination or expiration of this Agreement.

        15.6 No Damages For Termination or Expiration. PALM SHALL NOT BE LIABLE TO LICENSEE FOR DAMAGES OF ANY KIND, INCLUDING INCIDENTAL OR CONSEQUENTIAL DAMAGES, ON ACCOUNT OF THE TERMINATION OR EXPIRATION OF THIS AGREEMENT IN ACCORDANCE WITH ITS TERMS. LICENSEE WAIVES ANY RIGHT IT MAY HAVE TO RECEIVE ANY COMPENSATION OR REPARATIONS ON TERMINATION OR EXPIRATION OF THIS AGREEMENT UNDER THE LAW OF ANY TERRITORY OR OTHERWISE. Palm will not be liable to Licensee on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or commitments made by Licensee or for any other reason whatsoever based upon or growing out of such termination or expiration. Licensee acknowledges that: (i) Licensee has no expectation and has received no assurances that any investment by Licensee in the promotion of Licensee Services will be recovered or recouped or that Licensee will obtain any anticipated amount of profits by virtue of this Agreement; and (ii) Licensee will not have or acquire by virtue of this Agreement or otherwise any vested, proprietary or other right in the Palm Trademarks or in "goodwill" thereunder.

16      MISCELLANEOUS

        16.1 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or fax, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 16.1 (Notices).

        If to Palm:                 Palm Computing, Inc.
                                    5400 Bayfront Plaza
                                    Santa Clara, CA 95052
                                    Attention: Vice President Strategic
                                              Alliances and Platform Development
                                    Fax: (408) 326-9791

        with copies to:             Palm Computing, Inc.
                                    5400 Bayfront Plaza
                                    Santa Clara, CA 95052
                                    Attention: General Counsel
                                    Fax: (408) 326-6434

        If to Licensee:             OmniSky Corporation
                                    299 California Avenue
                                    Palo Alto, CA 94306
                                    Attention: Mike Dolbec
                                    Fax: _________________

Such notice will be treated as having been received upon the earlier of actual receipt or five (5) days after posting.

        16.2 Amendment; Waiver. This Agreement may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

        16.3 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provision shall continue in full force and effect.

        16.4 Governing Law and Language. This Agreement shall be governed by and construed under the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement. The English-language version of this Agreement controls when interpreting this Agreement.

        16.5 Choice of Forum. The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, San Jose Branch and the Superior and Municipal Courts of the State of California, Santa Clara County, in any litigation arising out of the Agreement.

        16.6 Injunctive Relief. The copying, disclosure, or use of the Palm Software or the Documentation in a manner inconsistent with any provision of this Agreement will cause irreparable injury to Palm for which Palm will not have an adequate remedy at law. Palm shall be entitled to equitable relief in court, including but not limited to temporary restraining orders, preliminary injunctions and permanent injunctions.

        16.7 Attorneys' Fees. In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorneys' fees incurred, including such costs and attorneys' fees incurred in enforcing and collecting any judgment.

        16.8 Force Majeure. Except for the payment of money, neither party will be liable for any failure or delay in performance under this Agreement due to fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, war, insurrection, not, act of God or the public enemy, law, act, order, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement) or any other event beyond the reasonable control of the party whose performance is to be excused.

        16.9 Assignment. Palm may assign this Agreement without restriction, provided the assignee agrees in writing to be bound by the terms of this Agreement. Licensee may not assign any rights or duties under this Agreement or assign this Agreement in its entirety, whether by operation of law or otherwise, without the prior written consent of Palm and any attempt to do so without such consent will be void; provided, however, that Licensee shall have the right to assign this Agreement, or any of its rights or obligations hereunder, to any successor in interest to all or substantially all of Licensee's business or assets related to this Agreement. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

        16.10 Relationship of the Parties. The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf.

        16.11 Allocation of Risk. The sections on limitation of liability, warranties and disclaimer of warranties allocate the risks in the Agreement between the parties. This allocation is an essential element of the basis of the bargain between the parties.

        16.12 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

        16.13 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

        16.14 Entire Agreement. This Agreement, including all Exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below effective as of the Effective Date.

PALM COMPUTING, INC.,                      OMNISKY CORPORATION

By: /s/ MARK BERCOW                        By: /s/ MICHAEL D. DOLBEC

Name: MARK BERCOW                          Name: MICHAEL D. DOLBEC

Title: Vice President                      Title: CFO, SVP BUSINESS DEVELOPMENT

Date: 1/5/00                               Date: 1/6/00

List of Exhibits
----------------

A       Palm Software
B       Test Criteria
C       Palm Trademark Policy Guidelines
D       Maintenance and Support Fees
E       Palm Support Services
F       Minimum License Terms

                                    EXHIBIT A

                                  PALM SOFTWARE





[***]









[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

[***]






[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                                   EXHIBIT B

                                 TEST CRITERIA

                                [to be attached]

                                   EXHIBIT C

                        PALM TRADEMARK POLICY GUIDELINES

                                [to be attached]

                                    EXHIBIT D

                          MAINTENANCE AND SUPPORT FEES



[***]




[***] Confidential treatment has been requested for the bracketed portions. The confidential redacted portion has been omitted and filed separately with the Securities and Exchange Commission.

                                    EXHIBIT E

                              PALM SUPPORT SERVICES

1.      Definitions.

"Severity One" Support is defined as support required to address a fatal program error in the Palm Software which has a critical business impact and precludes significant useful work from being done or, significantly precludes developer and/or end-user operations.

"Severity Two" Support is defined as support required to address a program error in the Palm Software which has a significant business impact where important features are unavailable with no acceptable workaround and development operations are seriously impaired.

"Severity Three" Support is defined as support required to address a program error in the Palm Software with some business impact, such as important features unavailable but a workaround is available or less significant features are unavailable with no reasonable workaround.

2. Support Response Times. The parties shall promptly agree in good faith to share any information and/or documentation which may be required to permit Palm to identify and resolve any development support requests. The support response period begins after Palm (a) has enough information to profile the reported error and (b) can recreate the reported error or has access to a facility where the error can be recreated ("Start Date"). Palm agrees to use commercially reasonable efforts to recreate the reported error and respond based on the following timetable:

        "Severity One" Support. Palm shall use reasonable commercial efforts to resolve or reduce the severity via workaround and/or patch within two (2) business days of the Start Date, or if unable to resolve such problem within such timeframe, Palm shall provide its action plan within such timeframe and provide regular status updates. A final resolution shall be identified in the action plan. Palm and Licensee problem managers shall review incident after two
(2) business days and every two (2) business days thereafter until the error has been resolved.

        "Severity Two" Support. Palm shall use reasonable commercial efforts to resolve or reduce the severity via workaround and/or patch within two (2) business days of the Start Date, or if unable to resolve such problem within such timeframe, Palm shall provide its action plan within such timeframe and provide regular status updates. A final resolution problem managers shall review incident after five (5) business days. A final engineering resolution shall be identified in the action plan.

        "Severity Three" Support. Palm shall use reasonable commercial efforts to acknowledge the error within ten (10) business days of receipt of notice. Palm shall provide a final engineering resolution within three (3) months or next scheduled release, whichever is sooner.

        So long as Palm is using reasonable commercial efforts to recreate reported errors and resolve or reduce Severity One and Severity Two problems in accordance with the action plan provided, Palm's inability to resolve such problems within the timeframes stated herein or the action plan shall not be deemed a material breach of Section 7.1 or any other provision of the Agreement. The prescribed support response times above may be extended as mutually agreed, such agreement not to be unreasonably withheld, e.g., if resolution of the problem requires timely hardware certification or test, or if resolution represents significant risk to the essential functions. Any support requests that are attributable to any matters other than errors in the unmodified Palm Software provided by Palm to Licensee hereunder are subject to billing at Palm's standard time and materials rates.

        3. Support Evaluation. The parties will attempt in good faith to promptly resolve any controversy or claim relating to performance of the technical support assistance provided by Palm under this Agreement. Each party may request the other party to involve appropriate senior executives of such other party who shall have the authority to resolve the matter.

                                    EXHIBIT F

                              MINIMUM LICENSE TERMS